News Release

Integra Bank Corporation Announces Robert D. Vance to Resign as Director Following Appointment to Governmental Position

EVANSVILLE, INDIANA – December 11, 2007 – Integra Bank Corporation (Nasdaq Global Market: IBNK), reported today that Director Robert D. Vance informed the Company that he will resign from the Board of Directors effective December 11, 2007. Mr. Vance, who has served as a director since 1998, has been asked to serve as Secretary of the Environmental and Public Protection Cabinet by Kentucky’s Governor Steven L. Beshear.

“I have enjoyed serving Integra’s shareholders and it is with mixed emotions that I tender my resignation”, stated Robert Vance. “The Office of Financial Institutions is an agency of the Department of Public Protection in the Environmental and Public Protection Cabinet. It is charged with licensing, chartering and regulating the activities of state-chartered/licensed depository and nondepository financial institutions. I am resigning as Director to avoid the appearance of a conflict of interest.”

“Bob has served the Board and Integra well. We thank him for his dedication in fulfilling his responsibilities and wish him well in his future endeavors,” said Mike Vea, Chairman, President and CEO.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. As of September 30, 2007, Integra has $3.3 billion in total assets and operates 80 banking centers and 135 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of December 1, 2007, has IBNK outperforming 98.6% of the companies in the Russell 3000 Index and 98% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com